NEWS RELEASE


Subject:       DDL Retains Fechtor Detwiler as Investment Bankers

Date:          July 12, 1995

Contact:       Don A. Raig
               (503) 620-1789


Tigard, Oregon June 28, 1995. Chairman and Acting Chief Executive Officer Erven Tallman announced today that the new board of directors of DDL Electronics, Inc. (NYSE_DDL) is in place and moving forward with a new strategic plan for the company. Priority will be assigned to the tasks of setting in place a strategic plan for domestic operations and supporting and expanding the company's manufacturing operations in Ireland.

DDL has retained the services of Fechtor, Detwiler & Company Inc. as financial and investment advisers to evaluate the company's operations and make recommendations regarding business organization and financial structures which are consistent with the goals of the strategic plan, and to identify acquisition or merger candidates which would strengthen the company and broaden its business opportunities.

The board has received a preliminary report concerning its European production facilities which confirms both the capacity and quality of these operating subsidiaries. DDL Europe Ltd. and Irlandus Circuits, Ltd., both located in Northern Ireland, have more than 300 employees and presently serve European customers in contract manufacturing and for the medical, telecommunications, computing and military industries. Both subsidiaries are certified to ISO 9002 quality standards. The European subsidiaries have the capacity to expand production with existing equipment and facilities. The company will place a high priority upon broadening the customer base for its European operating subsidiaries, including increased marketing activities for exports to North America.

Mr. Tallman emphasized that the board will concentrate its efforts upon sound strategic planning and long term growth which will increase the value to its shareholders.

DDL Electronics, Inc. corporate office is located at 7320 SW
Hunziker Road, Suite 300, Tigard, Oregon 97223-2302.  Telephone
503-620-1789, fax 503-620-1676.